EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of September 9, 2003, by and between assure energy, inc., a Delaware corporation ("Assure Delaware"), and ASSURE ENERGY, INC., a Nevada corporation ("Assure Nevada"). Assure Delaware and Assure Nevada are sometimes referred to as the "Constituent Corporations."


         The authorized capital stock of Assure Delaware consists of one hundred million (100,000,000) shares of Common Stock, par value $0.001 per share, four million nine hundred seventy-seven thousand two hundred fifty (4,977,250) shares of blank check Preferred Stock, par value $.001 per share, seventeen thousand five hundred (17,500) shares of Series A Preferred Stock, par value $.001 per share, and five thousand two hundred fifty (5,250) shares of Series B Preferred Stock, par value $.001 per share. The authorized capital stock of Assure Nevada consists of one hundred million (100,000,000) shares of Common Stock, par value $0.001 per share, four million nine hundred seventy seven thousand two hundred fifty (4,977,250) shares of blank check Preferred Stock, par value $.001 per share, seventeen thousand five hundred (17,500) shares of Series A Preferred Stock, par value $.001 per share, and five thousand two hundred fifty (5,250) Shares of Series B Preferred Stock, par value $.001 per share.

         The directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations that Assure Delaware merge into Assure Nevada upon the terms and conditions herein provided.

         NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Assure Delaware shall merge into Assure Nevada on the following terms, conditions and other provisions:

1. TERMS AND CONDITIONS.

         1.1 MERGER. Assure Delaware shall be merged with and into Assure Nevada (the "Merger"), and Assure Nevada shall be the surviving corporation (the "Surviving Corporation") effective upon the date when this Merger Agreement is filed with the Nevada Secretary of State (the "Effective Date").

         1.2 SUCCESSION. On the Effective Date, Assure Nevada shall continue its corporate existence under the laws of the State of Nevada, and the separate existence and corporate organization of Assure Delaware, except insofar as it may be continued by operation of law, shall be terminated and cease.

         1.3 TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations;



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and all and singular  rights,  privileges,  powers and franchises of each of the
Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the
Surviving  Corporation;  and  all  property,  rights,  privileges,   powers  and
franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of
the  Merger;  provided,   however,  that  the  liabilities  of  the  Constituent
Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

         1.4 COMMON AND PREFERRED STOCK OF ASSURE DELAWARE AND ASSURE NEVADA. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of Common Stock and each share of Preferred Stock, Series A Preferred Stock and Series B Preferred Stock of Assure Delaware issued and outstanding immediately prior thereto shall be converted into shares of fully paid and nonassessable shares of the Common Stock, Preferred Stock, Series A Preferred Stock and Series B Preferred Stock respectively, of Assured Nevada at a ratio of 1 to 1 and (ii) each share of Common Stock, Preferred Stock, Series A Preferred Stock and Series B Preferred Stock of Assure Nevada issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

         1.5 STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Common Stock, Preferred Stock, Series A Preferred Stock and Series B Preferred Stock of Assure Delaware shall be deemed for all purposes to evidence ownership of and to represent the shares of Assure Nevada into which such shares of Assure Delaware represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Assure Nevada evidenced by such outstanding certificate as above provided.

         1.6 OPTIONS AND WARRANTS. On the Effective Date, the Surviving Corporation will assume and continue Assure Delaware's stock awards plans, if any, and the outstanding and unexercised portions of all options and warrants to purchase Common Stock of Assure Delaware, including without limitation all options outstanding under such stock plan and any other outstanding options and warrants, shall be converted into options and warrants of Assure Nevada, such that an option or warrant for shares of Assure Delaware shall be converted into an option or warrant, as the case may be, for shares of Assure Nevada at a ratio of 1 to 1. No other



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changes in the terms and conditions of such options will occur. Effective on the
Effective Date, Assure Nevada hereby assumes the outstanding and unexercised portions of such options and warrants and the obligations of Assure Delaware with respect thereto.

2. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         2.1 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Assure Nevada in effect on the Effective Date shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

         2.2 DIRECTORS. The directors of Assure Delaware immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

         2.3 OFFICERS. The officers of Assure Delaware immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

3. MISCELLANEOUS.

         3.1 FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Assure Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Assure Delaware and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Assure Delaware or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         3.2 AMENDMENT. At any time before or after approval by the shareholders of Assure Delaware, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the shareholders of Assure Delaware, the principal terms may not be amended without the further approval of the shareholders of Assure Delaware) as may be determined in the judgment of the respective Board of Directors of Assure Nevada and Assure Delaware to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

         3.3  CONDITIONS  TO  MERGER.   The   obligations  of  the   Constituent
Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

                  (a) the Merger shall have been approved by the shareholders of Assure Delaware in accordance with applicable provisions of the General Corporation Law of the State of Delaware; and



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                  (b) Assure  Delaware,  as sole  stockholder  of Assure Nevada, shall have approved the Merger in accordance with the General Corporation Law of the State of Nevada; and

                  (c) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of Assure Delaware to be material to consummation of the Merger shall have been obtained.

              3.4 ABANDONMENT OR DEFERRAL. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Assure Delaware or Assure Nevada or both, notwithstanding the approval of this Merger Agreement by the shareholders of Assure Delaware or Assure Nevada, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of Assure Delaware and Assure Nevada, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that Assure Delaware shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.


              3.5 COUNTERPARTS.  In order to facilitate the filing and recording
of  this  Merger  Agreement,   the  same  may  be  executed  in  any  number  of
counterparts, each of which shall be deemed to be an original.


         IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Board of Directors of Assure Delaware and Assure Nevada, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.


ASSURE ENERGY, INC.                               ASSURE ENERGY, INC.
A Delaware corporation                            A Nevada corporation

/s/ Harvey Lalach                                 /s/ Harvey Lalach
----------------------------                      -----------------------------
By: Harvey Lalach                                 By: Harvey Lalach
Title: President                                  Title: President


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